Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2014 Equity Incentive Plan, the 2014 Employee Stock Purchase Plan, as amended, and the Narinderjeet Singh Inducement Stock Option Agreement of Genocea Biosciences, Inc. of our report dated February 16, 2018, with respect to the consolidated financial statements of Genocea Biosciences, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 7, 2018